Exhibit 99.1

Genie Energy Declares Fourth Quarter 2022 Preferred Stock Dividend

NEWARK NJ (January 12, 2023): The board of directors of Genie Energy Ltd (NYSE: GNE, GNEPRA) has declared a cash dividend of $0.1594 per share of the company’s Series 2012-A Preferred Stock for the fourth quarter of 2022.

The dividend will be paid on or about February 15, 2023, to preferred stockholders of record as of the close of business on February 7th.

The distribution will be treated as an ordinary dividend for tax purposes.

In addition, Genie will redeem 117,647 shares of the outstanding Preferred Stock on February 15, 2023 (the “Redemption Date”) at a price of $8.50 per share (an aggregate of $1 million), together with an amount equal to all dividends accrued and unpaid up to, but not including, the Redemption Date.

Following the Redemption Date, Genie will have redeemed approximately 1.5 million shares of its Series 2012-A Preferred Stock in the aggregate. Approximately 866,000 shares will remain outstanding.

Genie Energy announces declarations of dividends on its Series 2012-A Preferred Stock (NYSE: GNEPRA) through Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy website.

ABOUT GENIE ENERGY LTD:

Genie Energy Ltd., (NYSE: GNE, GNEPRA) is a retail energy and renewable energy solutions provider. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division is a vertically-integrated provider of commercial, community, and utility-scale solar energy solutions. For more information, visit Genie.com.

Genie Energy Investor Relations Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

# # #